Exhibit 99.1

                   Golden Enterprises, Inc. Releases Earnings

           BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 23, 2004--Golden Enterprises, Inc.'s (NASDAQ:GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 27, 2004 to stockholders of record on October 8, 2004.
           For the three months ended August 31, 2004, Golden Enterprises, Inc.'s basic and diluted earnings per share were $.02 compared to $.04 last year (restated), on net sales of $24,766,426 versus $24,580,778, 1% increase.
           During the first quarter, gross margins increased $.15 million, or 1%, compared to the prior year quarter, as gains from improved manufacturing efficiencies more than offset net unfavorable raw material and packaging costs.
           Selling, general and administrative expenses increased $.59 million, or 5% during the first quarter ended August 31, 2004. This increase was primarily in selling and delivery expenses and employee benefit costs.
           Management will continue to explore ways to manage our rising fuel cost and other increasing commodities.
           The following is a summary of sales and income information for the three months ended August 31, 2004 and 2003.

                                                THREE MONTHS ENDED
                                                    AUGUST 31,
                                            -------------------------
                                                           (Restated)
                                                2004          2003
                                            -------------------------
Net sales                                   $24,766,426   $24,580,778
                                            ===========   ===========

Income before income taxes                  $   298,525   $   685,337
Income taxes                                    110,350       253,645
                                            -----------   -----------

Net income                                  $   188,175   $   431,692
                                            ===========   ===========

Basic and diluted earnings per share        $      0.02   $      0.04
                                            ===========   ===========

Basic weighted shares outstanding            11,852,830    11,883,305
                                            ===========   ===========

Diluted weighted shares outstanding          11,852,830    11,883,305
                                            ===========   ===========


           This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132